Exhibit 99.1

PRESS RELEASE

PacWest Bancorp
(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and CEO	Executive Vice President and CFO
	10250 Constellation Boulevard, Suite 1640	10250 Constellation Boulevard, Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021

FOR IMMEDIATE RELEASE		April 14, 2015

PACWEST BANCORP ANNOUNCES RETIREMENT OF VICTOR R. SANTORO; PATRICK J. RUSNAK TO JOIN PACWEST AS NEW CHIEF FINANCIAL OFFICER

LOS ANGELES, April 14, 2015 — PacWest Bancorp (NASDAQ: PACW) (“PacWest” or “the Company”) announced that Victor R. Santoro intends to retire from his position as Chief Financial Officer of the Company effective in mid-August 2015 subsequent to the Company’s filing of its Form 10-Q for the second quarter of 2015. Following his retirement as CFO, Mr. Santoro will continue to work with the Company as Vice Chairman — Corporate Development and assist with the transition of his CFO responsibilities.  Mr. Santoro will be succeeded by Patrick J. Rusnak, who is expected to assume the roles of Executive Vice President and Chief Financial Officer upon Mr. Santoro’s retirement as CFO of the Company in mid-August 2015.

Matt Wagner, President and Chief Executive officer of PacWest, stated, “Vic Santoro has been our CFO since joining the Company in September 2003 and has made substantial contributions to the overall success of PacWest.  He has been a valued business partner working with me and the Board not only on financial matters, but also on the 16 acquisitions completed during his tenure.  In his new role as Vice Chairman, Vic will continue to work with me on significant business issues and stockholder and investor matters, and manage the closing and integration of the Square 1 merger.  We will miss him greatly upon his final retirement and separation from the Company in June 2016.”

Mr. Rusnak will join the Company on April 27, 2015 as Executive Vice President and Chief Financial Officer of Pacific Western Bank.  He most recently served as Chief Financial Officer for Sterling Financial Corporation and previously served in several executive roles for AmericanWest Bancorporation, including Chief Executive Officer from July 2008 to December 2010.

Mr. Wagner added, “We are delighted to welcome Pat to the PacWest organization.  As a proven and successful financial manager, he brings a wealth of experience that will be invaluable to us as we continue to build our first-in-class franchise serving businesses in our market areas across the United States.   He will make an excellent addition to our executive management team, and I look forward to working with Pat in the years to come.”

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with over $16 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 80 full-service branches located throughout the state of California, Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, to small and medium-sized businesses. Pacific Western and its CapitalSource division deliver the full spectrum of financing solutions nationwide across numerous industries and property types. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.